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                               LARRY LEGEL, CPA

                          Practice Concentrating in
                           Taxation and Securities
                    5100 N. Federal Highway, Suite 409 Ft.
                            Lauderdale, FL  33308

                            (954) 493-8900 Office
                              (954) 493-8300 Fax





                        CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference in the registration statement of Visitors Services International Corp. on Form S-8 of my report dated September 4, 1996, on my audits of the financial statements of Dynasty Capital Corporation (presently known as Visitors Services International Corp.) as of June 30, 1996 and 1995, and for the periods from October 1, 1986 (Inception) through June 30, 1996, which report is included in the Annual Report on Form 10-KSB.




/s/ Larry Legel, CPA

Larry Legel
Certified Public Accountant
Fort Lauderdale, Florida

October 16, 1996